EXHIBIT 99.1

Media Contact: David Schull or Wendy Lau Russo Partners 212-845-4271 david.schull@russopartnersllc.com wendy.lau@russopartnersllc.com	Investor Contact: Andreas Marathovouniotis Russo Partners 212-845-4253 andreas.marathis@russopartnersllc.com

     Alfacell Corporation Licenses ONCONASE®
U.S. Commercial Rights to Strativa Pharmaceuticals

SOMERSET, N.J., January 15, 2008 - Alfacell Corporation (Nasdaq: ACEL) today announced that it has entered into a license agreement with Strativa Pharmaceuticals, the proprietary products division of a wholly owned subsidiary of Par Pharmaceutical Companies, Inc. (NYSE: PRX), for the commercialization of ONCONASE (ranpirnase) in the United States. ONCONASE is currently being evaluated as a treatment for unresectable malignant mesothelioma (UMM) in a confirmatory Phase IIIb clinical trial.

Under the terms of the agreement, Strativa will have exclusive marketing, sales and distribution rights to ONCONASE for the treatment of cancer in the U.S. and its territories. Alfacell will retain all rights and obligations for product manufacturing, clinical development and obtaining regulatory approvals, as well as all rights for non-U.S. jurisdictions where Alfacell does not currently have ONCONASE partnerships. Joint oversight committees with members from Alfacell and Strativa will manage the alliance.

This agreement could provide Alfacell with up to $225 million in cash milestones plus additional non-dilutive funding, including:

  An initial payment upon signing of $5 million in cash and up to $30 million in cash upon FDA approval of ONCONASE for UMM.

  Additional milestone payments pursuant to the achievement of development and regulatory milestones for new ONCONASE cancer indications as well as net sales milestones.

  An option, at Alfacell’s discretion, to co-promote ONCONASE in the future, with support from Strativa. Strativa will provide technical expertise for a future Alfacell oncology sales force, as well as funding for certain associated costs.

In addition, Alfacell will receive double-digit royalties on net sales of ONCONASE.

“From the beginning of our discussions, we were impressed with the capabilities, resources and commitment to success at Strativa,” said Kuslima Shogen, Chairman and CEO at Alfacell. “These factors were critical for us in choosing the right partner for ONCONASE in the United States. We look forward to collaborating with Strativa as we develop ONCONASE in additional oncology indications, and are confident that this partnership will pave the way for future success for both companies.”

John A. MacPhee, president of Strativa, said, “We are very excited to be partnering with Alfacell, an innovative biopharmaceutical company, to meet the treatment needs of mesothelioma patients. Adding ONCONASE to Strativa’s product portfolio as our first oncology therapeutic advances our goal of becoming a leading specialty pharmaceutical company. We look forward to collaborating on future projects with Alfacell.”

About ONCONASE®

ONCONASE is a first-in-class product candidate from Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis (natural death of cells) via multiple molecular mechanisms of action.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to an ongoing Phase IIIb study in malignant mesothelioma, Alfacell is conducting a Phase I/II trial of ONCONASE in non-small cell lung cancer (NSCLC) and other solid tumors. For more information, visit www.alfacell.com.

About Strativa

Strativa Pharmaceuticals is the proprietary products division of Par Pharmaceutical, Inc. Supported by Par’s financial and organizational capabilities including substantial cash resources, Strativa Pharmaceuticals is committed to developing and marketing novel prescription drugs. Its initial focus is on supportive care therapeutics in HIV and oncology. Drawing on the specialty products expertise of its staff, Strativa possesses the resources to prepare products for introduction and to help ensure their success after launch. For additional information, please visit www.strativapharma.com.

About Par Pharmaceutical

Par Pharmaceutical, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in the outcome of clinical trials for ONCONASE, the company's ability to secure necessary marketing approvals of ONCONASE from regulatory agencies, transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.